        MassMutual Select Funds – N-SAR Exhibits

For Period Ending 6/30/07
File No. 811-8274

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

MassMutual Select Small Cap Growth Equity Fund (Series 11)

On February 7, 2007, Registrant purchased 3,100 shares issued by Accuray Inc. at a price of $18.00 per share, amounting to a $55,800 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  JP Morgan Chase was the broker from whom the Fund purchased shares.

On February 7, 2007, Registrant purchased 21,800 shares issued by Aircastle Ltd. at a price of $33.00 per share, amounting to a $719,400 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  JP Morgan Chase was the broker from whom the Fund purchased the shares.

On February 7, 2007, Registrant purchased 3,000 shares issued by Mellanox Technologies Ltd. at a price of $17.00 per share, amounting to a $51,000 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Credit Suisse Securities was the broker from whom the Fund purchased the shares.

On March 8, 2007, Registrant purchased 600 shares issued by Sourcefire Inc. at a price of $15.00 per share, amounting to a $9,000 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Morgan Stanley was the broker from whom the Fund purchased the shares.

On March 14, 2007, Registrant purchased 5,200 shares issued by BigBand Networks Inc. at a price of $13.00 per share, amounting to a $67,600 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Morgan Stanley was the broker from whom the Fund purchased the shares.

On June 26 2007, Registrant purchased 1,300 shares issued by comScore Inc. at a price of $16.50 per share, amounting to a $21,450 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Credit Suisse Securities was the broker from whom the Fund purchased the shares.

MassMutual Select Small Company Growth Fund (Series 23)

On February 8, 2007, Registrant purchased 3,825 shares issued by Switch and Data Inc. at a price of $17.00 per share, amounting to a $65,025 aggregate purchase price.  Raymond James, an affiliate of Eagle Asset Management, Inc., participated in the underwriting syndicate.  Deutsche Bank and Signal Hill were the brokers from whom the Fund purchased shares.